Exhibit 99.1

Collectors Universe Announces Increase in Quarterly Cash Dividend to $0.30 per Share
to Commence with its Quarterly Dividend for the Fiscal Quarter Ending June 30, 2010

NEWPORT BEACH, CA – April 20, 2010 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that its Board of Directors has approved an increase in its quarterly cash dividend to $0.30 per share per quarter, for an expected total annual cash dividend of $1.20 per common share.  The increase will be effective beginning with the Company’s quarterly cash dividend for the quarter ending June 30, 2010.  The cash dividend will be paid on May 28, 2010 to stockholders of record on May 14, 2010.

Clint Allen, Chairman of the Board of Directors said, "As Chairman, I can report that our board is unanimous in our appreciation of the support of our shareholders. Our commitment is to produce greater shareholder value. With a very strong balance sheet and improved financial results, in October 2009 we began paying an annual dividend of $1.00 a share. While we want to continue to keep a strong cash reserve to take advantage of opportunities both within and outside the company, we are committed to rewarding our shareholders. Therefore, our board of directors has decided to increase the annual dividend by 20%, to $1.20 per share. This, we believe, provides an excellent return to our shareholders while allowing us to maintain a strong balance sheet."

Michael McConnell, Chief Executive Officer, commented, “Our management team is focused on providing the finest grading and authentication services, building our strong brands and looking for additional opportunities to expand our services.  We are pleased to be able to reward our shareholders as we continue to build our company.”

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles markets.  The Company authenticates and grades collectible coins, sports cards, autographs and stamps. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and collectible stamps and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward- Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the current economic recession and credit crisis will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by of smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; and the risk that the commercial real estate market in New York City will deteriorate further, in which case we may not be able to sublease the offices and laboratory facilities in New York City formerly occupied by our jewelry businesses within the time periods and for the rents currently expected, which would cause our net rental payment obligations to be significantly higher than currently expected, leading to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2009 and our Quarterly Report on Form 10-Q for the second quarter ended March 31, 2010, filed with the Securities and Exchange Commission on February 9, 2010.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com